Exhibit 99.1

Income Opportunity Reports 1Q 2005 Results

DALLAS (May 13, 2005) -- Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, announced today that the company reported a first quarter 2005 net income of $239,000, or $0.17 per share on revenue of $1.53 million for the first quarter ending March 31, 2005, as compared to a net income of $2.65 million, or $1.84 per share, on revenue of $2.14 million for the comparable period in 2004.

The difference in net income in the two periods reflects no property being sold during the first quarter of 2005 whereas $3.26 million gain on the sale of a real estate property was recognized in the comparable period in 2004.

Income in the first quarter of 2005, compared to the same period in 2004, included:

  Rental income of $1.53 million versus $2.14 million in 2004. The decrease in 2005 from 2004 was primarily due to sale of properties throughout 2004.
  Interest income of $974,000 versus $598,000 in 2004. The increase in 2005 from 2004 was due to additional interest earned from the additional notes receivable obtained from the affiliated companies.
  Equity in (loss) of equity partnerships of ($9,000) versus ($1,000) in 2004.

Expenses in the first quarter of 2005, compared to the same periods in 2004, included:

  Operating expenses of $821,000 versus $1.21 million in 2004. The decrease in 2005 from 2004 was primarily due to sale of properties throughout 2004.
  Interest expense of $936,000 versus $978,000 in 2004. The decrease in 2005 from 2004 was primarily due to sale of properties throughout 2004.
  Depreciation expense of $177,000 versus $342,000 in 2004. The decrease in 2005 from 2004 was due to sale of properties and fully depreciated tenant improvements in 2004.
  A net income fee to affiliate of $12,000 versus $215,000 in 2004. The net income fee is based on 7.5 percent of net income.
  An advisory fee to affiliate of $167,000 versus $193,000 in 2004. The advisory fee is based on the amount of gross assets.
  General and administrative expenses of $142,000 versus $270,000 in 2004. The decrease in 2005 from 2004 was primarily due to a decrease in property insurance and rental expense.

See attached schedule.

Separately, on May 10, 2005, the Board of Directors of the Company approved a 3-for-1 forward split of the Common Stock with a record date of June 10, 2005. This forward split will entitle stockholders to receive two additional newly-issued shares of Common Stock for each share of Common Stock held as of the record date. Certificates for the new shares will be mailed to stockholders on or about June 14, 2005.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, and undeveloped land. For more information, go to IORI's website.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except share and per share data)

	Three Months ended March 31,
	2005	2004
Income from rents	$1,529	$2,136
Expense from operations	821	1,211
Operating Income	708	925

Other Income	965	597
Other Expense	1,434	1,998
Net Income (Loss) from Continuing Operations	239	(476)
Net Income (Loss) from Discontinued Operations	0	3,129

Net Income (Loss)	239	2,653

Earnings (Loss Per Share)
Net Loss from Continuing Operations	0.17	(0.33)

Discontinued Operations	0.00	2.17

Net Income (Loss)	0.17	1.84

Weighted average common shares used to compute earnings per share	1,389,345	1,438,945

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INCOME OPPORTUNITY REALTY INVESTORS, INC.

ANNOUNCES A 3-FOR-1 STOCK SPLIT

DALLAS, TEXAS, MAY 13, 2005 B INCOME OPPORTUNITY REALTY INVESTORS, INC. (ASE:IOT). The Board of Directors is pleased to announce that the Company will effect a 3-for-1 forward split of the Common Stock with a record date of June 10, 2005. This forward split will entitle stockholders to receive two additional newly-issued shares of Common Stock for each share of Common Stock held as of the record date. Certificates for the new shares will be mailed to stockholders on or about June 14, 2005.

Income Opportunity Realty Investors, Inc. is a Dallas-based real estate investment company.